UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — November 8, 2006
BROADWING CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction)	0-30989 (Commission File Number)	52-2041343 (I.R.S. Employer of Incorporation Identification No.)
1122 Capital of Texas Highway
Austin, Texas 78746
(Address of principal executive offices)
Registrant’s telephone number, including area code: (512) 742-3700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
     In connection with that certain Agreement and Plan of Merger by and among Broadwing Corporation (“Broadwing”), Level 3 Communications, Inc. (“Level 3”), Level 3 Services, LLC (“Merger Sub”) and Level 3 Colorado, Inc., dated as of October 16, 2006 (the “Merger Agreement”), on November 8, 2006, Broadwing commenced a solicitation of consents from holders of record as of November 7, 2006 of its outstanding $180.0 million principal amount of 3.125% Convertible Senior Debentures due 2026 (the “Debentures”) for the amendment of certain provisions in the indenture for the Debentures. The consents are being sought in connection with the Merger Agreement pursuant to which, if the requisite consents are obtained (and the other conditions set forth in the Merger Agreement are satisfied or waived), Broadwing will merge with and into Merger Sub, a Delaware limited liability company that is a wholly-owned subsidiary of Level 3. The amendments seek to (i) permit the merger of Broadwing into a limited liability company (since the indenture currently only permits a forward merger of Broadwing into a corporation), which would allow for consummation of the merger under this structure; and (ii) eliminate Broadwing’s obligation to provide the holders of the Debentures with periodic disclosure documents after it becomes a wholly owned subsidiary of Level 3 (which is a public reporting company and is required to continue filing periodic disclosure documents under the terms of its debt agreements). If the requisite consents are not obtained, the merger would, pursuant to the terms of the Merger Agreement, be consummated under an alternative structure that may be effected under the indenture and, accordingly, does not require any consent of the holders of the Debentures.
     On the terms and subject to the conditions of the consent solicitation, if Broadwing receives the requisite consents and the amendments become effective, Broadwing will pay, promptly following the effective time of the merger and the satisfaction of the other conditions contained in the consent solicitation, to each holder of Debentures which has validly delivered (and has not revoked) a valid consent on or prior to the expiration of the solicitation of consents, $2.50 for each $1,000 in principal amount of such Debentures. If the amendments become effective, it will be binding on all holders of the Debentures, including non-consenting holders, and such non-consenting holders will not be entitled to receive the consent payment unless such non-consenting holders have validly consented to the consent solicitation on or prior to the expiration of the consent solicitation.
     The proposed amendments require the consent of holders of at least a majority of aggregate principal amount of the Debentures outstanding. The consent solicitation will expire at 5:00pm, New York City Time, on November 17, 2006, unless such deadline is extended in Broadwing’s sole discretion to a date not later than November 30, 2006. The terms and conditions of the consent solicitation are described in a Consent Solicitation Statement dated November 8, 2006, which is being sent to all holders of record of the Debentures as of November 7, 2006 (the “Consent Solicitation Statement”). Requests for additional copies of the Consent Solicitation Statement or related documents should be directed to Global Bondholder Services Corporation, the information and tabulation agent, at (866) 804-2200. Questions regarding the consent solicitation should be directed to Jefferies & Company, Inc., the solicitation agent, at (203) 708-5858.
     The disclosure contained herein is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated November 8, 2006.
     In addition, Level 3 has advised Broadwing that (based on the current value of the merger consideration under the Merger Agreement) it currently intends to treat the Debentures upon consummation of the merger as follows:

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•	As a result of the merger, the Debentures will become convertible into the consideration to be paid in the merger to the holders of Broadwing’s common stock (i.e., for each share of Broadwing common stock into which a Debenture would have been convertible immediately prior to the merger, the Debenture will instead become convertible following the merger into $8.18 in cash and 1.3411 shares of Level 3 common stock);
•	As a result of the merger, the holders of the Debentures may be entitled to receive a “make-whole amount” as specified in the indenture if, but only if, they convert their Debentures during the 45-day period following the closing date of the merger; and

•	Following the merger, the holders of the Debentures will have the right to have their Debentures repurchased in accordance with the terms of the indenture at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.
     However, Level 3 has reserved the right to select the following alternative treatment of the Debentures:
•	Following the merger, the Debentures will be convertible into a number of shares of Level 3 common stock determined by adjusting the conversion rate in effect immediately before the merger by a fraction:
—	the numerator of which is the value of the merger consideration on a per share basis (determined, with respect to the Broadwing common stock, as the average closing price for the ten trading days prior to the merger); and

—	the denominator of which is the average closing price of Level 3’s common stock for the ten trading days prior to the merger.
•	Holders of the Debentures would not be entitled following the merger to the make-whole amount upon conversion of the Debentures or have the right to have their Debentures repurchased.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROADWING CORPORATION
By:	/s/ Lynn D. Anderson
Senior Vice President and Chief
Financial Officer

Date: November 9, 2006

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